UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015 (August 31, 2015)

PHYSICIANS REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

309 N. Water Street, Suite 500 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 367-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 31, 2015, Physicians Realty Trust (the “Company”), through a subsidiary of its operating partnership, completed its acquisition of a medical office facility located in the Phoenix, Arizona metropolitan area. The facility was owned by physician members of Integrated Medical Services (“IMS”), a physician-led multi-specialty organization providing primary care and most specialties throughout the Phoenix metropolitan area. The purchase price of this facility was $51,740,000, payable in cash.

As previously disclosed pursuant to the Form 8-K filed on August 24, 2015, in August of 2015, the Company, through a subsidiary of its operating partnership, completed three related acquisitions of medical office facilities. The facilities were also owned by physician members of IMS and located in the Phoenix, Arizona metropolitan area. The aggregate purchase price of the three facilities was $89,142,000, payable in cash.

The aggregate purchase price for the four IMS facilities acquired was $140,882,000, payable in cash, which equates to a first year unleveraged cash yield of 6.47%. The four facilities total 408,652 square feet and are currently 95.9% leased in aggregate with IMS leasing 62% of the portfolio square footage, hospital systems leasing 25%, and independent physicians/providers leasing 13% of the rentable square footage. The facilities are not encumbered by any debt and have a weighted average remaining lease term of approximately 8 years.

Item 9.01. Financial Statement and Exhibits.

(a) Financial Statements of Property Acquired

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2015	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

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